News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Executive Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Net Income Grows 15.4%
in First Quarter 2015

MOULTRIE, GEORGIA, April 22, 2015 -- Southwest Georgia Financial Corporation (the “Corporation”) (NYSE MKT: SGB), a full-service community bank holding company, today reported its results of operations for the first quarter ended March 31, 2015.

First Quarter Income Highlights

•	Net income increased 15.4% to $809 thousand, or $0.32 per diluted share, from $701 thousand, or $0.28 per diluted share, in the first quarter of 2014.
•	Net interest income improved 7.2% to $3.4 million when compared with last year’s first quarter, due to lower interest expense and higher interest income. The provision for loan loss was reduced more than 50% to $45 thousand due to improved asset quality.
•	Noninterest income declined to $1.2 million for the first quarter of 2015, primarily due to a $155 thousand net gain on the sale of securities that benefited the prior-year period. Decreased mortgage banking income was partially offset by higher income from trust, brokerage and insurance services.
•	Noninterest expense fell slightly to $3.5 million as lower personnel expenses more than offset higher occupancy, data processing and equipment expenses.

Balance Sheet Trends and Asset Quality

  Total assets at March 31, 2015 were $399.9 million, up from $394.8 million at March 31, 2014. The change in asset mix reflects higher loans and investment securities and decreased overnight balances.
  Investment securities increased $19.1 million to $118.7 million compared with the first quarter last year. The portfolio was rebalanced in anticipation of an expected rise in short term rates and a flattening of the yield curve. Most of the investment securities growth occurred in the intermediate term.
  Total loans grew $7.3 million to $230.2 million compared with first quarter 2014, contributing to increased revenue in spite of lower yields.
  Deposits grew $3.9 million to $334.8 million compared with the first quarter of 2014 on higher noninterest-bearing and NOW accounts.
  Asset quality remains strong with extraordinarily low levels of non-performing assets.

Capital Management

  The Corporation has a Total Risk-Based Capital Ratio of 15.52% and a Leverage Capital Ratio of 8.96%, both measurably above the federal “well capitalized” standard.
  Return on equity increased to 9.21% compared with 8.71% in the first quarter of 2014.
  Tangible book value per share at March 31, 2015 was $13.85, up 9.5% from $12.65 in first quarter of 2014.

“Our solid execution, community bank business model, and our focus on deepening customer relationships have driven our strong performance. We are growing low-cost core funding and originating high quality loans. We are particularly encouraged by the year-over-year loan growth, which reflects new lending activity across our entire footprint,” commented DeWitt Drew, President and CEO. “We will continue to proactively manage our asset mix to be in a position to drive expansion of our net interest margin when the interest rate environment improves. Additionally, we expect to benefit from what appears to be a strengthening of our local economies, in spite of a slight weakening in the agricultural sector.”

Dividends

In March 2015, the Corporation paid a first quarter cash dividend of $0.10 per common share, an increase from $0.08 per common share paid quarterly in 2014. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 87 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $400 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some risks and other factors that could cause the Company’s actual results to differ materially from such statements, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Cash and due from banks	$7,712	$6,783	$8,279
Interest-bearing deposits in banks	21,942	5,776	39,999
Certificates of deposit in other banks	1,470	1,470	3,430
Investment securities available for sale	55,313	53,838	40,654
Investment securities held to maturity	63,397	61,588	58,974
Federal Home Loan Bank stock, at cost	1,560	1,560	1,641
Loans, less unearned income and discount	230,160	224,400	222,828
Allowance for loan losses	(3,134)	(3,114)	(3,073)
Net loans	227,026	221,286	219,755
Premises and equipment	11,653	11,756	10,908
Foreclosed assets, net	186	274	609
Intangible assets	63	66	78
Bank owned life insurance	5,120	5,104	4,993
Other assets	4,452	4,779	5,465
Total assets	$399,894	$374,280	$394,785
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$28,690	$22,890	$21,435
Money market	101,571	99,918	103,211
Savings	29,385	28,156	30,112
Certificates of deposit $100,000 and over	30,923	31,367	32,629
Other time accounts	46,814	46,300	47,998
Total interest-bearing deposits	237,383	228,631	235,385
Noninterest-bearing deposits	97,400	81,343	95,480
Total deposits	334,783	309,974	330,865

Other borrowings	5,133	5,133	11,800
Long-term debt	22,067	22,067	17,200
Accounts payable and accrued liabilities	2,574	2,771	2,613
Total liabilities	364,557	339,945	362,478
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	25,569	25,015	23,425
Accumulated other comprehensive income	(113)	(561)	(999)
Total	61,451	60,449	58,421
Treasury stock - at cost (**)	(26,114)	(26,114)	(26,114)
Total shareholders' equity	35,337	34,335	32,307
Total liabilities and shareholders' equity	$399,894	$374,280	$394,785

* Common stock - shares outstanding	2,547,837	2,547,837	2,547,837
** Treasury stock - shares	1,745,998	1,745,998	1,745,998

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months
	Ended March 31,
	2015*	2014*
Interest income:
Interest and fees on loans	$3,002	$2,949
Interest and dividend on securities available for sale	300	220
Interest on securities held to maturity	358	343
Dividends on Federal Home Loan Bank stock	19	11
Interest on deposits in banks	14	21
Interest on certificates of deposit in other banks	3	9
Total interest income	3,696	3,553

Interest expense:
Interest on deposits	190	195
Interest on other borrowings	14	103
Interest on long-term debt	112	103
Total interest expense	316	401
Net interest income	3,380	3,152
Provision for loan losses	45	105
Net interest income after provision for losses on loans	3,335	3,047

Noninterest income:
Service charges on deposit accounts	292	324
Income from trust services	70	55
Income from retail brokerage services	94	92
Income from insurance services	389	361
Income from mortgage banking services	78	135
Net gain (loss) on the sale or disposition of assets	19	0
Net gain on the sale of securities	0	155
Other income	219	220
Total noninterest income	1,161	1,342

Noninterest expense:
Salary and employee benefits	2,010	2,069
Occupancy expense	280	252
Equipment expense	218	217
Data processing expense	293	273
Amortization of intangible assets	4	33
Other operating expense	682	658
Total noninterest expense	3,487	3,502

Income before income tax expense	1,009	887
Provision for income taxes	200	186
Net income	$809	$701

Net income per share, basic	$0.32	$0.28
Net income per share, diluted	$0.32	$0.28
Dividends paid per share	$0.10	$0.08
Basic weighted average shares outstanding	2,547,837	2,547,837
Diluted weighted average shares outstanding	2,547,837	2,547,837
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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At March 31	2015	2014
Assets	$399,894	$394,785
Loans, less unearned income & discount	$230,160	$222,828
Deposits	$334,783	$330,865
Shareholders' equity	$35,337	$32,307

	Three Months Ended March 31,
	2015	2014
Performance Data & Ratios
Net income	$809	$701
Earnings per share, basic	$0.32	$0.28
Earnings per share, diluted	$0.32	$0.28
Dividends paid per share	$0.10	$0.08
Return on assets	0.82%	0.72%
Return on equity	9.21%	8.71%
Net interest margin (tax equivalent)	3.96%	3.78%
Dividend payout ratio	31.50%	29.07%
Efficiency ratio	73.57%	74.98%

Asset Quality Data & Ratios
Total nonperforming loans	$528	$104
Total nonperforming assets	$714	$713
Net loan charge offs	$25	$109
Reserve for loan losses to total loans	1.36%	1.38%
Nonperforming loans/total loans	0.23%	0.05%
Nonperforming assets/total assets	0.18%	0.18%
Net charge offs / average loans	0.04%	0.20%

Capital Ratios
Average common equity to average total assets	8.89%	8.30%
Common equity Tier 1 capital ratio	14.27%
Tier 1 capital ratio	14.27%	14.05%
Tier 1 leverage ratio	8.96%	8.87%
Total risk based capital ratio	15.52%	15.30%
Book value per share	$13.87	$12.68
Tangible book value per share	$13.85	$12.65

Quarterly	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Averages	2015	2014	2014	2014	2014

Assets	$395,220	$381,239	$374,509	$384,745	$387,889
Loans, less unearned income & discount	$225,665	$223,906	$225,934	$223,348	$219,971
Deposits	$330,394	$313,595	$309,953	$326,773	$322,888
Equity	$35,134	$34,186	$33,579	$32,926	$32,184
Return on assets	0.82%	0.69%	0.86%	0.77%	0.72%
Return on equity	9.21%	7.75%	9.57%	8.95%	8.71%
Net income	$809	$662	$804	$737	$701
Net income per share, basic	$0.32	$0.26	$0.32	$0.28	$0.28
Net income per share, diluted	$0.32	$0.26	$0.32	$0.28	$0.28
Dividends paid per share	$0.10	$0.08	$0.08	$0.08	$0.08

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